Exhibit 99.1
RPM Reports Record Sales and Net Income for Fiscal 2007 Third Quarter
MEDINA, OH – April 5, 2007 – RPM International Inc. (NYSE: RPM) today reported record sales, record net income and record diluted earnings per share for its fiscal 2007 third quarter ended February 28, 2007. Strong sales momentum in the company’s larger industrial segment continued, while consumer segment sales and earnings increased significantly over the third quarter a year ago.
Third-Quarter Results
RPM’s record net sales of $679.5 million were up 10.9% from the $612.5 million reported in the fiscal 2006 third quarter. Organic sales growth accounted for 8.3% of the increase, with 1.3% of that amount representing net foreign exchange gains. Net acquisition growth was 2.6% of the total.
Record net income for the quarter was $10.1 million, compared to a $2.7 million loss a year ago, while record diluted earnings per share were $0.08, compared to a loss of $0.02 in the year-ago third quarter. The 2007 third quarter included non-recurring gains of $2.1 million, or $0.02 cents per diluted share, related to the resolution of prior years’ tax liabilities. The 2006 third-quarter net loss included a pre-tax asbestos reserve charge of $15.0 million. Excluding the 2006 asbestos charge, net income grew 47.9% to $10.2 million from $6.9 million a year ago, while diluted earnings per share increased 50.0% to $0.09 from $0.06 in the fiscal 2006 third quarter.
The one-time tax benefit reflected in the fiscal 2007 third quarter resulted in a lower tax rate for this quarter of 10.2% versus 28.9% in the prior year, as adjusted for asbestos. Despite this significantly lower tax rate, the full fiscal year’s tax rate is not expected to materially differ from the year-to-date tax rate reflected in the company’s nine-month results, before the one-time tax benefit, of 34.0%.
“As anticipated, RPM’s third-quarter operating results showed significant year-over-year improvement despite continuing challenges on the raw materials front,” said Frank C. Sullivan, president and chief executive officer. “As we head into our seasonally stronger fourth quarter with good top line growth momentum, our challenge will be to ensure that this sales growth is carried to the bottom line, particularly in our core industrial products such as roofing and sealants,” he said.
Consolidated earnings before interest and taxes (EBIT) reached $22.5 million, an improvement over the $4.7 million reported a year ago. Excluding the 2006 asbestos charge, EBIT increased 14.4%, to $22.5 million from $19.7 million.
Third-Quarter Segment Sales and Earnings
The company’s industrial segment posted a 12.5% sales increase to $425.7 million from $378.3 million in the year-ago third quarter. Organic sales increased 9.9% of which 1.9% resulted from net foreign exchange gains. Acquisitions accounted for the remaining 2.6% of the increase. Industrial segment EBIT for the third quarter was flat at $18.1 million compared to last year. “Industrial segment sales growth was solid across most product lines, with particular strength internationally,” said Sullivan.

RPM Reports Record Sales and Net Income for Fiscal 2007 Third Quarter
April 5, 2007

“Some of our businesses, particularly wood treatments, industrial coatings, fiberglass composite structures and most international businesses generated double-digit sales growth in the quarter. Strong demand outside of the U.S. was aided by growth from new products and market share gains. Most of our remaining industrial product lines had solid sales growth this quarter, which is our seasonally slowest.” Sullivan added that “Industrial segment earnings did not keep pace with revenues, due to unusually strong earnings in the prior-year period as hurricane rebuilding efforts took hold, along with continuing raw material price pressure this third quarter. In most respects, the raw material environment has improved; however, certain materials such as zinc, copper and epoxy resins put pressure on profit margins in several product lines. Our operations have responded with good expense controls and we expect to realize price increases to offset some of these pressures going forward.”
Sales by RPM’s consumer segment increased 8.4% to $253.8 million from $234.2 million a year ago. Of the growth in sales, 5.8% was organic and the remaining growth was through acquisitions. Segment EBIT grew 15.0% to $16.9 million from $14.7 million in the fiscal 2006 third quarter, benefiting in part from weaker earnings in the prior-year period as a result of inventory adjustments by retailers.
“Led by very strong third-quarter results in small package paints, primer-sealers and specialty food coatings, our consumer segment had a good quarter,” Sullivan said. “Despite a challenging year, we are well poised to meet future demand with an impressive array of new products for the home improvement market.”
Asbestos Update
During the quarter, RPM drew down $18.2 million of its 10-year pre-tax asbestos reserve established in the fourth quarter of fiscal 2006 to cover indemnity and defense costs. Comparable costs were $17.1 million during the fiscal 2006 third quarter. The total asbestos reserve balance stood at $372.9 million at February 28, 2007. “The higher year-over-year asbestos costs in the quarter reflected the favorable resolution of a greater number of claims than last year. The rate of new case filings continues to run below prior-year levels, which is also encouraging,” said Sullivan.
Cash Flow and Financial Position
For the first nine months of fiscal 2007, after-tax cash from operations was $133.8 million, up 20.1% from $111.4 million a year ago. Capital expenditures were $34.1 million, compared to depreciation of $44.3 million over the same period. Total debt at the end of February 2007 was $936.5 million, compared to $876.6 at the end of fiscal 2006, mostly as a result of acquisitions. The company’s net (of cash) debt-to-total capitalization ratio was 43.7%, compared to 45.3% at May 31, 2006.
Nine-Month Sales and Earnings
Sales, net income and earnings per share were all records for the nine-month period ended February 28, 2007.

RPM Reports Record Sales and Net Income for Fiscal 2007 Third Quarter
April 5, 2007

RPM’s net sales for the fiscal 2007 first nine months were up 11.1%, to $2.3 billion from $2.1 billion a year ago. Net income for the first nine months was $124.3 million, up 89.0% from the $65.8 million reported in the comparable period of fiscal 2006. Diluted per share earnings for the period increased 83.3%, to $0.99 from $0.54 a year ago. Prior-year net income included a $45.0 million pre-tax asbestos charge, while the 2007 first nine months included a $15.0 million pre-tax gain from the settlement of asbestos-related claims against an insurance carrier. Excluding these asbestos items, net income for the first nine months increased 21.2%, to $114.6 million, from $94.5 million in fiscal 2006, with diluted earnings per share improving to $0.91 from $0.76, a 19.7% increase.
Nine-month EBIT was $221.4 million, up 72.4% from the $128.4 million reported a year ago, including asbestos-related items. Excluding asbestos items, EBIT increased 19.0%, to $206.4 million from $173.4 million last year.
RPM’s industrial segment sales grew 17.6% in the fiscal 2007 first nine months, to $1.5 billion from $1.3 billion a year ago. Acquisitions represented 7.0% of this growth, with organic growth adding 10.6% of which 1.6% was from foreign exchange gains. Industrial segment EBIT increased 16.7% to $156.4 million from $134.1 million in the fiscal 2006 nine months.
Nine-month sales for the consumer segment were $833.6 million, a 1.1% increase from the $824.5 million reported in the same period of fiscal 2006. Organic sales declined by 0.2%, including a foreign exchange gain of 0.6%, while acquisitions contributed 1.3%. Consumer segment EBIT declined by 1.0%, from $87.0 million in fiscal 2006 to $86.2 million in the current fiscal year.
Rust-Oleum Completes Acquisition
Subsequent to the end of the third quarter, RPM announced on March 2, 2007 that Tor Coatings Limited, a specialty coatings producer based in Birtley, England, had been acquired and will be operated as part of the company’s Rust-Oleum subsidiary. Tor has revenue of approximately $45 million per year, and is expected to be accretive to earnings within one year.
Business Outlook
“We remain confident in our fiscal 2007 guidance of overall sales growth in the 8% to 10% range and net income growth of 10% to 12%, excluding the affect of asbestos” Sullivan said. “For the fourth quarter, we anticipate strong operating income growth in our industrial segment offset somewhat by less robust operating income performance in the consumer segment, which had a very strong final period in fiscal 2006. Having just completed our annual growth and strategy sessions, during which our operating companies laid out their plans for organic and acquisition growth in the coming years, I am excited about our future prospects as we build upon a solid finish to this fiscal year.”
Webcast and Conference Call Information
Management will host a conference call to further discuss these results beginning at 10:00 a.m. Eastern time today. The call can be accessed by dialing 800-901-5213 or 617-786-2962 for international callers. Participants are asked to call the assigned number approximately 10 minutes before the

RPM Reports Record Sales and Net Income for Fiscal 2007 Third Quarter
April 5, 2007

conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.
For those unable to listen to the live call, a replay will be available from approximately 12:00 p.m. Eastern time on April 5 until 11:59 p.m. Eastern time on April 12, 2007. The replay can be accessed by dialing 888-286-8010 or 617-801-6888 for international callers. The access code is 36726360. The call also will be available both live and for replay, and as a written transcript, via the Internet on the RPM web site at http://www.rpminc.com.
RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings and sealants serving both industrial and consumer markets. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial brands include Stonhard, Tremco, illbruck, Carboline, Day-Glo, Euco and Dryvit. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement, automotive and boat repair and maintenance, and by hobbyists. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane, Bondo and Testors.
For more information, contact P. Kelly Tompkins, Executive Vice President and Chief Administrative Officer at 330-273-5090 or ktompkins@rpminc.com.
# # #
This press release contains “forward-looking statements” relating to the business of the company. These forward-looking statements, or other statements made by the company, are made based on management’s expectations and beliefs concerning future events impacting the company and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond the control of the company. As a result, actual results of the company could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) general economic conditions; (b) the price, supply and capacity of raw materials, including assorted resins and solvents; packaging, including plastic containers; and transportation services, including fuel surcharges; (c) continued growth in demand for the company’s products; (d) legal, environmental and litigation risks inherent in the company’s construction and chemicals businesses and risks related to the adequacy of the company’s insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon the company’s foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with the company’s ongoing acquisition and divestiture activities; (i) risks related to the adequacy of its contingent liability reserves, including for asbestos-related claims; and other risks detailed in the company’s filings with the Securities and Exchange Commission, including the risk factors set forth in the company’s Annual Report on Form 10-K for the year ended May 31, 2006, as the same may be updated from time to time. RPM does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED) IN THOUSANDS, EXCEPT PER SHARE DATA

	AS REPORTED				ADJUSTED (a)
	Nine Months Ended		Three Months Ended		Nine Months Ended		Three Months Ended
	February 28,		February 28,		February 28,		February 28,
	2007	2006	2007	2006	2007	2006	2007	2006
Net Sales	$2,333,041	$2,099,177	$679,494	$612,475	$2,333,041	$2,099,177	$679,494	$612,475
Cost of sales	1,398,412	1,242,494	416,009	369,096	1,398,412	1,242,494	416,009	369,096

Gross profit	934,629	856,683	263,485	243,379	934,629	856,683	263,485	243,379
Selling, general & administrative expenses	728,264	683,290	240,964	223,696	728,264	683,290	240,964	223,696
Asbestos (income)/charge	(15,000)	45,000		15,000
Interest expense, net	35,664	28,391	11,146	9,962	35,664	28,391	11,146	9,962

Income (loss) before income taxes	185,701	100,002	11,375	(5,279)	170,701	145,002	11,375	9,721
Provision for income taxes	61,367	34,201	1,323	(2,592)	56,082	50,461	1,156	2,810

Net Income (Loss)	$124,334	$65,801	$10,052	$(2,687)	$114,619	$94,541	$10,219	$6,911

Basic earnings (loss) per share of common stock	$1.06	$0.56	$0.08	$(0.02)	$0.97	$0.81	$0.09	$0.06

Diluted earnings (loss) per share of common stock	$0.99	$0.54	$0.08	$(0.02)	$0.91	$0.76	$0.09	$0.06

Average shares of common stock outstanding - basic	117,817	116,710	118,430	116,881	117,817	116,710	118,430	116,881

Average shares of common stock outstanding - diluted	128,371	127,533	129,001	116,881	128,371	127,533	129,001	119,772

(a)	Adjusted figures presented remove the impact of the additional asbestos (income)/charges taken during each period presented.
SUPPLEMENTAL SEGMENT INFORMATION
(UNAUDITED) IN THOUSANDS

	AS REPORTED				ADJUSTED (a)
	Nine Months Ended		Three Months Ended		Nine Months Ended		Three Months Ended
	February 28,		February 28,		February 28,		February 28,
	2007	2006	2007	2006	2007	2006	2007	2006
Net Sales:
Industrial Segment	$1,499,478	$1,274,722	$425,655	$378,286	$1,499,478	$1,274,722	$425,655	$378,286
Consumer Segment	833,563	824,455	253,839	234,189	833,563	824,455	253,839	234,189

Total	$2,333,041	$2,099,177	$679,494	$612,475	$2,333,041	$2,099,177	$679,494	$612,475

Income (Loss) Before Income Taxes (b):
Industrial Segment
Income Before Income Taxes (b)	$156,131	$133,466	$17,936	$17,998	$156,131	$133,466	$17,936	$17,998
Interest (Expense), Net	(276)	(603)	(167)	(68)	(276)	(603)	(167)	(68)

EBIT (c)	$156,407	$134,069	$18,103	$18,066	$156,407	$134,069	$18,103	$18,066

Consumer Segment
Income Before Income Taxes (b)	$83,881	$87,026	$16,010	$14,533	$83,881	$87,026	$16,010	$14,533
Interest (Expense), Net	(2,271)	31	(871)	(144)	(2,271)	31	(871)	(144)

EBIT (c)	$86,152	$86,995	$16,881	$14,677	$86,152	$86,995	$16,881	$14,677

Corporate/Other
(Expense) Before Income Taxes (b)	$(54,311)	$(120,490)	$(22,571)	$(37,810)	$(69,311)	$(75,490)	$(22,571)	$(22,810)
Interest (Expense), Net	(33,117)	(27,819)	(10,108)	(9,750)	(33,117)	(27,819)	(10,108)	(9,750)

EBIT (c)	$(21,194)	$(92,671)	$(12,463)	$(28,060)	$(36,194)	$(47,671)	$(12,463)	$(13,060)

Consolidated
Income (Loss) Before Income Taxes (b)	$185,701	$100,002	$11,375	$(5,279)	$170,701	$145,002	$11,375	$9,721
Interest (Expense), Net	(35,664)	(28,391)	(11,146)	(9,962)	(35,664)	(28,391)	(11,146)	(9,962)

EBIT (c)	$221,365	$128,393	$22,521	$4,683	$206,365	$173,393	$22,521	$19,683

(a)	Adjusted figures presented remove the impact of the additional asbestos (income)/charges taken during each period presented.

(b)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles (GAAP) in the United States, to EBIT.

(c)	EBIT is defined as earnings (loss) before interest and taxes. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to corporate acquisitions, as opposed to segment operations. We believe EBIT is useful to investors for this purpose as well, using EBIT as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, operating income as determined in accordance with GAAP, since EBIT omits the impact of interest and taxes in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness and ongoing tax obligations. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

CONSOLIDATED BALANCE SHEETS
IN THOUSANDS

	February 28, 2007	February 28, 2006
	(unaudited)	(unaudited)	May 31, 2006
Assets
Current Assets
Cash and short-term investments	$137,697	$93,077	$108,616
Trade accounts receivable	501,726	464,361	671,197
Allowance for doubtful accounts	(19,810)	(20,742)	(20,252)

Net trade accounts receivable	481,916	443,619	650,945
Inventories	453,285	397,282	399,014
Deferred income taxes	56,286	40,323	48,885
Prepaid expenses and other current assets	190,568	165,042	161,758

Total current assets	1,319,752	1,139,343	1,369,218

Property, Plant and Equipment, at Cost	909,844	834,149	887,276
Allowance for depreciation and amortization	(471,341)	(421,803)	(442,584)

Property, plant and equipment, net	438,503	412,346	444,692

Other Assets
Goodwill	792,854	734,749	750,635
Other intangible assets, net of amortization	336,884	325,625	321,942
Other	91,593	73,870	93,731

Total other assets	1,221,331	1,134,244	1,166,308

Total Assets	$2,979,586	$2,685,933	$2,980,218

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$250,775	$210,851	$333,684
Current portion of long-term debt	3,514	18,600	6,141
Accrued compensation and benefits	112,127	87,230	136,384
Accrued loss reserves	68,434	64,396	66,678
Asbestos-related liabilities	57,925	55,000	58,925
Other accrued liabilities	104,363	76,033	111,688

Total current liabilities	597,138	512,110	713,500

Long-Term Liabilities
Long-term debt, less current maturities	933,027	860,897	870,415
Asbestos-related liabilities	314,935	44,156	362,360
Other long-term liabilities	102,215	97,599	108,002
Deferred income taxes	2,878	95,411

Total long-term liabilities	1,353,055	1,098,063	1,340,777

Total liabilities	1,950,193	1,610,173	2,054,277

Stockholders’ Equity
Preferred stock; none issued
Common stock (outstanding 120,772; 118,474; 118,743)	1,208	1,185	1,187
Paid-in capital	574,932	538,339	545,422
Treasury stock, at cost
Accumulated other comprehensive income	40,375	25,757	29,839
Retained earnings	412,878	510,479	349,493

Total stockholders’ equity	1,029,393	1,075,760	925,941

Total Liabilities and Stockholders’ Equity	$2,979,586	$2,685,933	$2,980,218

CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED) IN THOUSANDS

	Nine Months Ended February 28,
	2007	2006
Cash Flows From Operating Activities
Net income	$124,334	$65,801
Depreciation and amortization	59,046	53,216
Items not affecting cash and other	(4,975)	(1,123)
Changes in operating working capital	(13,575)	(5,633)
Changes in asbestos-related liabilities, net of tax	(30,991)	(872)

	133,839	111,389

Cash Flows From Investing Activities
Capital expenditures	(34,111)	(31,194)
Acquisition of businesses, net of cash acquired	(75,018)	(162,241)
Purchases of marketable securities	(69,539)	(46,637)
Proceeds from the sale of marketable securities	52,026	36,500
Proceeds from the sale of assets		10,575
Other	1,158	1,349

	(125,484)	(191,648)

Cash Flows From Financing Activities
Additions to long-term and short-term debt	308,375	188,914
Reductions of long-term and short-term debt	(252,833)	(151,841)
Cash dividends	(60,949)	(55,447)
Exercise of stock options	23,933	7,101

	18,526	(11,273)

Effect of Exchange Rate Changes on Cash and Short-Term Investments	2,200	469

Increase (Decrease) in Cash and Short-Term Investments	$29,081	$(91,063)